Advanced Emissions Solutions Reports First Quarter 2019 Results
First full quarter of Power Generation and Industrials (“PGI”) segment contributes revenue of $14.6 million; Higher royalties and Tinuum distributions yield diluted earnings per share of $0.78

HIGHLANDS RANCH, Colorado, May 6, 2019 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the first quarter ended March 31, 2019, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
First Quarter Segment Highlights
Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES were $19.5 million, a year-over-year increase of 45%

•	ADES earnings from Tinuum were $21.7 million, significantly higher than the prior year, which was impacted by the adopted change in lease and revenue accounting standards

•	Royalty earnings from Tinuum were $4.2 million, a year-over-year increase of 31%

•	Tinuum Group invested tonnage was 16.3 million, an increase of 17% over last year

•	RC Segment operating income was $25.4 million, a year-over-year increase of 73%

•	RC invested facilities increased to 20 as of March 31, 2019; new facility is royalty bearing to ADES

•
Based on the 20 invested RC facilities as of March 31, 2019 and cash distributions received during the three months ended March 31, 2019, expected future net RC cash flows to ADES are projected to be between $200 million and $225 million through year end 2021.

Power Generation and Industrials ("PGI") Highlights

•	Recognized segment revenue of $14.6 million, an increase from $0.7 million during the first quarter of 2018, driven by consumables

•
Segment operating loss was $3.5 million, inclusive of $3.4 million adjustment to cost of sales due to the step-up in basis of inventory acquired related to purchase accounting, a decrease of $2.5 million over the first quarter of 2018

•	Segment EBITDA loss was $1.4 million, an increase of $0.5 million over the first quarter of 2018

ADES Consolidated Highlights

•	Recognized consolidated revenue of $19.3 million

•	Consolidated net income was $14.4 million, nearly double the prior year period total of $7.7 million

•	Fully diluted earnings per share in the first quarter was $0.78, a 111% increase

•	Consolidated EBITDA was $20.2 million, an increase of $9.6 million over prior year

•
Made quarterly payment of $6.0 million on the Company's $70.0 million face value term loan, which accounted for $1.7 million in interest expense during the first quarter, and reduced the term loan borrowings to $64.0 million

•	Ended the first quarter 2019 with a total cash balance of $25.9 million, an increase of $2.1 million from December 31, 2018

•	Paid quarterly dividend of $0.25 per share and repurchased 63,876 shares for $0.7 million
L. Heath Sampson, President and CEO of ADES commented, “In the first quarter of 2019, we capitalized on our newly acquired assets and continued to see strong distributions from our RC Segment. Solid distributions from Tinuum and growing royalty earnings supported another strong quarter, which was supplemented by our previously announced January closure with a third-party tax equity investor. As we progress into 2019, we continue to maintain visibility into an additional eight to nine million incremental RC tons and see a path to additional closures by year-end. The first quarter also marked our first full quarter with our newly acquired specialty chemicals assets, which we are now calling the Power and Generation and Industrials, or PGI, segment. We are very pleased with the integration progress to date, as well as the initial successes we are beginning to see as a complete mercury control solutions provider. Renewals with existing customers have exceeded 90% and adding incremental volume on top of our already highly recurring and contracted revenue base has been priority number one. We are highly encouraged by the overwhelming positive reaction we have received from both customers and our new team, and we continue to believe that we have a great long-term opportunity to significantly grow the PGI segment.”
Sampson continued, “I'd also like to highlight that we added two new members to our Board of Directors, Brian Leen and Carol Eicher. Both bring significant and diverse specialty chemicals experience and are highly respected across the industries they continue to serve. Brian previously served as President and Chief Executive Officer of Carbon Solutions until our acquisition of the company and has over 25 years of experience in the specialty chemicals and materials business. Carol brings over 30 years of experience in global manufacturing, operations and mergers and acquisitions from her leadership positions at Innocor, Inc. and The Dow Chemical Company. Carol also currently sits on the board of Tennant Company. Both individuals will be incredibly valuable additions to our Board as we continue to integrate and develop our new suite of consumables products and scale these new assets into the market opportunities we have identified.”
First Quarter Results
First quarter revenue and cost of revenue were $19.3 million and $14.1 million, respectively, compared with $3.9 million and $0.6 million in the first quarter of 2018. The increase in revenues during the first quarter was almost entirely driven by the $14.5 million increase in consumables sales resulting from the contribution of the Company's PGI segment which contains the newly acquired activated carbon assets.
Revenue was also positively impacted by royalty earnings from Tinuum of $4.2 million, an increase of 31% compared to $3.2 million in the first quarter of 2018, driven by the increased number of RC facilities and earnings from the respective RC facilities.
First quarter other operating expenses were $8.8 million compared to $5.0 million in the first quarter of 2018. The increase during the first quarter was driven by costs incurred related to the Carbon Solutions acquisition.
First quarter earnings from equity method investments were $21.7 million, compared to $12.3 million for the first quarter of 2018. The significant increase was driven by additional RC facilities year over year as well as the impact of the adopted change in lease and revenue accounting standards by Tinuum. The change leads to the upfront revenue recognition of certain RC contracts from Tinuum Group and may affect the timing of revenue recognition on future closures of RC facilities. However, this change does not impact the timing or total expected future cash flows from Tinuum but did impact the Company's retained earnings as of January 1, 2019 and may impact the timing of equity earnings related to future RC deals. Excluding the impacts of this adoption, Tinuum equity earnings would have totaled $18.7 million in the first quarter of 2019, an increase of over 50% year-over-year.
First quarter interest expense was $2.1 million, compared to $0.3 million in the first quarter of 2018. The increase was driven by a contribution of $1.7 million in interest related to the term loan used to fund the Carbon Solutions acquisition.
First quarter income tax expense was $1.7 million, compared to $2.6 million in the first quarter of 2018, which was primarily driven by a decrease in the valuation allowance against the Company's deferred tax assets and partially offset by expected increases in total pre-tax income for 2019 due to additional RC facilities and the Carbon Solutions acquisition.

Net income for the first quarter was $14.4 million, compared to net income of $7.7 million for the first quarter of 2018. The increase in net income was primarily driven by higher consumables revenue resulting from the contribution of the PGI segment, higher earnings from Tinuum resulting from additional RC facilities and the accounting change, as well as higher royalty income from the RC business and significantly reduced tax expense, which was partially offset by higher interest expense and higher non-cost of revenue expenses.
PGI Segment EBITDA (segment operating loss adjusted for depreciation, amortization, depletion and accretion and interest expense) loss was $1.4 million, inclusive of a $3.4 million adjustment to cost of revenue due to the step-up in basis of inventory acquired related to the Carbon Solutions Acquisition. PGI Segment EBITDA loss increased by $0.5 million over the first quarter of 2018, mostly driven by an increase in segment operating loss of $2.5 million, which was offset by additional depreciation, amortization, depletion and accretion expense of $1.9 million related to assets acquired from the Carbon Solutions acquisition.
Consolidated EBITDA (earnings before interest expense, income tax expense and depreciation, amortization, depletion and accretion and interest expense) was $20.2 million, an increase of $9.6 million over the first quarter of 2018, driven by higher net income as well as higher expenses related to interest and depreciation, amortization, depletion and accretion, offset by lower income tax expense.
As of March 31, 2019, the Company had cash and cash equivalents and restricted cash of $25.9 million, an increase of $2.1 million compared to $23.8 million as of December 31, 2018. This increase is inclusive of dividends paid as well as share repurchase activity which totaled $5.3 million during the quarter.
Long-Term Borrowings
In November 2018 the Company entered into a $70.0 million, three-year senior term loan to finance the acquisition of Carbon Solutions. The senior term loan is subject to customary covenants as well as quarterly principal payments of $6.0 million which began on March 1, 2019. As of March 31, 2019, the senior term loan, net of debt issuance costs and debt discount, was $60.3 million.
Dividend
Today, the Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on June 7, 2019 to stockholders of record at the close of business on May 20, 2019.
Tinuum Accounting Change
Tinuum Group adopted ASU 2014-09 (Topic 606), Revenue from Contracts with Customers (“ASU 2014-09”) and ASU 2016-02, Leases (Topic 842) as of January 1, 2019. As a result of Tinuum Group’s adoption, the Company recorded a cumulative effect increase of $28.8 million to Retained earnings as of January 1, 2019 related to the Company's percentage of Tinuum Group's cumulative effect adjustment. As a result of this adjustment, the Company increased its investment balance in Tinuum Group in the amount of $37.2 million and established a deferred tax liability of $8.4 million. The Company no longer has cumulative cash distributions in excess of its cumulative pro-rata share of Tinuum Group's net income. Therefore, the Company recognized equity earnings by recording our pro-rata share of Tinuum Group’s net income rather than based upon cash distributions for the three months ended March 31, 2019.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, May 7, 2019. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 6348428. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, a leading provider of powder activated carbon ("PAC") and ADA-ES, the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, anticipated tonnage sales and expectations about potential transactions with tax-equity investors as well as expectation of growth opportunities in the PGI segment. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; customer demand for mercury removal products; competition within the industries in which we operate; availability or opportunities to scale and further grow our PGI business; decreases in the production of RC; loss of key personnel; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$20,670	$18,577
Receivables, net	7,772	9,554
Receivables, related parties	4,220	4,284
Inventories	18,053	21,791
Prepaid expenses and other assets	5,504	5,570
Total current assets	56,219	59,776
Restricted cash, long-term	5,195	5,195
Property, plant and equipment, net of accumulated depreciation of $2,830 and $1,499, respectively	42,423	42,697
Intangible assets, net	4,608	4,830
Equity method investments	46,068	6,634
Deferred tax assets	24,802	32,539
Other long-term assets	14,496	7,993
Total Assets	$193,811	$159,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,785	$6,235
Accrued payroll and related liabilities	3,779	8,279
Current portion of long-term debt	24,166	24,067
Other current liabilities	7,095	2,138
Total current liabilities	39,825	40,719
Long-term debt	43,999	50,058
Other long-term liabilities	4,071	940
Total Liabilities	87,895	91,717
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,836,435 and 22,640,677 shares issued, and 18,708,371 and 18,576,489 shares outstanding at March 31, 2019 and December 31, 2018, respectively	23	23
Treasury stock, at cost: 4,128,064 and 4,064,188 shares as of March 31, 2019 and December 31, 2018, respectively	(42,433)	(41,740)
Additional paid-in capital	96,822	96,750
Retained earnings	51,504	12,914
Total stockholders’ equity	105,916	67,947
Total Liabilities and Stockholders’ Equity	$193,811	$159,664

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2019	2018
Revenues:
Consumables	$15,109	$621
License royalties, related party	4,220	3,230
Other	—	48
Total revenues	19,329	3,899
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	14,108	711
Other sales cost of revenue, exclusive of depreciation and amortization	—	(148)
Payroll and benefits	2,556	2,214
Legal and professional fees	1,976	1,548
General and administrative	2,142	1,170
Depreciation, amortization, depletion and accretion	2,102	116
Total operating expenses	22,884	5,611
Operating loss	(3,555)	(1,712)
Other income (expense):
Earnings from equity method investments	21,690	12,253
Interest income	70	—
Interest expense	(2,104)	(336)
Other	—	26
Total other income	19,656	11,943
Income before income tax expense	16,101	10,231
Income tax expense	1,699	2,569
Net income	$14,402	$7,662
Earnings per common share:
Basic	$0.79	$0.37
Diluted	$0.78	$0.37
Weighted-average number of common shares outstanding:
Basic	18,268	20,502
Diluted	18,433	20,584

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$14,402	$7,662
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in valuation allowance on deferred tax assets	(4,020)	—
Depreciation, amortization, depletion and accretion	2,102	116
Amortization of debt discount and debt issuance costs	381	—
Stock-based compensation expense	317	335
Earnings from equity method investments	(21,690)	(12,253)
Other non-cash items, net	75	163
Changes in operating assets and liabilities:
Receivables	1,782	(223)
Related party receivables	63	17
Prepaid expenses and other assets	80	185
Costs incurred on uncompleted contracts	—	15,945
Inventories	3,262	—
Deferred tax assets, net	3,343	1,587
Other long-term assets	773	—
Accounts payable	(789)	297
Accrued payroll and related liabilities	(4,500)	(741)
Other current liabilities	2,154	638
Billings on uncompleted contracts	—	(15,945)
Operating lease liabilities	(804)	—
Other long-term liabilities	(401)	(44)
Distributions from equity method investees, return on investment	19,488	2,400
Net cash provided by operating activities	16,018	139
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	—	11,050
Acquisition of business	(661)	—
Acquisition of property, plant, equipment, and intangible assets	(1,087)	(74)
Mine development costs	(324)	—
Net cash (used in) provided by investing activities	(2,072)	10,976
Cash flows from financing activities
Principal payments on term loan	(6,000)	—
Principal payments on finance lease obligations	(344)	—
Dividends paid	(4,571)	(5,142)
Repurchase of common shares	(693)	(1,642)
Repurchase of shares to satisfy tax withholdings	(245)	(267)
Net cash used in financing activities	(11,853)	(7,051)
Increase in Cash and Cash Equivalents and Restricted Cash	2,093	4,064
Cash and Cash Equivalents and Restricted Cash, beginning of period	23,772	30,693
Cash and Cash Equivalents and Restricted Cash, end of period	$25,865	$34,757
Supplemental disclosure of non-cash investing and financing activities:
Dividends declared, not paid	$58	$46

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated EBITDA and Segment EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated EBITDA, as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, interest expense, net and income tax expense. Because Consolidated EBITDA omits certain non-cash items, the Company believes that the measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's PGI segment performance relative to the performance of its competitors as well as performance period over period. Additionally, the Company believes the measure is less susceptible to variances that affect its operating performance results.
The Company presents Consolidated EBITDA and Segment EBITDA because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated EBITDA and Segment EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated EBITDA and Segment EBITDA in future periods are generally expected to be similar. Consolidated EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated EBITDA Reconciliation to Net Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net income	$14,402	$7,662
Depreciation, amortization, depletion and accretion	2,102	116
Interest expense, net	2,034	336
Income tax expense	1,699	2,569
Consolidated EBITDA	$20,237	$10,683

TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
PGI Segment EBITDA Reconciliation to Segment Operating Loss
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Segment operating loss	$(3,462)	$(938)
Depreciation, amortization, depletion and accretion	1,959	43
Interest expense, net	131	—
Segment EBITDA	$(1,372)	$(895)